MASTER SETTLEMENT AGREEMENT AND RELEASES

This Master Settlement Agreement and Releases (“Agreement”) is entered into as of the Effective Date by and between the Creditors and Repros.1

WHEREAS, the Creditors entered into various agreements with Repros to provide goods and/or services relative to a clinical trial of the drug known as Proellex; and

WHEREAS, on August 3, 2009 (the “Close Out Date”), Repros announced it was voluntarily suspending dosing in all of its clinical trials with Proellex (the “Studies”), which decision was based on available information regarding the occurrence of clinically significant increases of liver enzymes at the 50 mg and 25 mg doses, coupled with input from a consulting panel of liver experts. Following this decision, Repros was notified the next day, August 4, 2009, by the US Food and Drug Administration  that its Investigational New Drug Applications for Proellex had been put on clinical hold for safety reasons; and

WHEREAS, due to the foregoing, Repros was unable to raise funds in the equity markets or otherwise sufficient to pay the Creditors for goods and/or services provided with respect to Proellex; and

WHEREAS, several Creditors commenced lawsuits to collect amounts owed by Repros and other creditors threatened such actions; and

WHEREAS, Repros asserted various defenses and/or disputed the Creditors’ claims;

WHEREAS, the Creditors and Repros have agreed to settle the Litigation, and all causes of action, known or unknown, that could be asserted;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Parties agree to compromise and settle all disputes existing or alleged to exist between or among them as follows:

1 Capitalized terms are defined in Section 1, below.

1.           Definitions.  For purposes of this Agreement , the following terms shall have the following meanings:

“Creditors” shall mean any and all of the following, including but not limited to, their respective agents, officers, directors, employees, shareholders, partners, associates, consultants, insurers, attorneys, assigns, successors-in-interest, related entities, parent companies, subsidiary companies, owners, divisions, and/or representatives:

AAIPharma, Inc.
ACM Medical Laboratory, Inc.
Advances in Health, Inc.
Compleware Corporation
Comprehensive Clinical Trials, LLC
Impact Clinical Trials
IntegReview, Ltd.
inVentiv Clinical Solutions, LLC
Pharm-Olam International Ltd.
PharmaForm, LLC

“Effective Date” shall mean the last date when this Master Settlement Agreement is executed by all Parties with claims equal to no less than 95% of the total amount due all Creditors as set forth in Section 3.

“Event of Default” shall have the meaning set forth in Section 5.

 “Litigation” shall mean the following lawsuits:

Advances in Health, Inc. vs. Repros Therapeutics, Inc.; In the 295th Judicial District Court of Harris County, Texas; Case No. 2009-53475

Compleware Corporation v. Repros Therapeutics, Inc.; In the United States District Court for the Southern District of Iowa; Civil Action No. 3:09-CV-00115

“Party” and/or “Parties” shall mean Creditors and Repros, either individually and/or collectively as a whole.

“Repros” shall mean Repros Therapeutics, Inc.

2.           Consideration to be paid by Repros. In full and final satisfaction of all claims and causes of action Repros shall:

a.	Pay each Creditor in cash thirty-two percent of the amount shown next to such Creditor’s name in Section 3 hereof. The payment shall be made within two business days of the Effective Date.

b.
The Company represents and warrants that is has not less than 6.2 million available authorized and unissued and treasury shares of its common stock, not including any shares reserved for outstanding options and other convertible securities.  Immediately following the Effective Date, issue to Computershare, Repros’ transfer agent, an irrevocable instruction letter to issues and deliver to each Creditor that number of shares of common stock of Repros equal to the greater of (i) the result obtained by subtracting (x) the cash payment specified in subparagraph (a) above from (y) the total amount due to each Creditor as reflected next to such Creditor’s name in Section 3 hereof, and dividing such result by the closing price for Repros’ common stock on the Nasdaq Global Market on the Effective Date (the “Effective Date Price”),[2] or (ii) subject to approval of NASDAQ, 4,000,000 shares, issued pro rata to the Creditors in Section 3. If the Company fails to cause shares of its common stock to be issued in accordance with the foregoing sentence or fails to deliver the payment in accordance with Sec 2(a) above, or if the representation and warranty set forth in the first sentence of this Section 2(b) shall not be true and correct on the Effective Date, then this Agreement shall be null and void and of no force or effect.  The Creditors acknowledge that these shares will be unregistered shares subject to Rule 144 which requires a waiting period prior to sale of six months; however, Repros agrees that it will use its best efforts to prepare and file a registration statement (“Creditors’ Registration Statement’) on the applicable form with the U.S. Securities and Exchange Commission (the “SEC”) to register the shares issued to the Creditors as soon as possible following the Effective Date, to use its best efforts to have such registration statement declared effective as soon as possible, and to maintain such registration statement until all shares registered thereunder to the Creditors have been sold or for a period of one year, whichever comes first.  Repros also agrees that it will as promptly as possible, and in any event within ten business days following the Effective Date, deliver the draft registration statement to its independent auditors, PricewaterhouseCoopers (“PwC”), for their review, and file such registration statement with the SEC within three business days following the completion of such review by PwC.  Repros further agrees that it will refrain from (i) filing any other registration statement for any primary public offering, PIPE or other offering of its equity securities prior to filing the Creditor’s Registration Statement with the SEC, and (ii) selling any shares for any primary public offering, PIPE or other offering of its equity securities during the ten business days immediately following the effective date of the Creditors’ Registration Statement, in order to provide the Creditors an opportunity to sell their shares.

2 If the Effective Date is not a date on which Repros' common stock is traded, the Effective Date Price will be the closing price on the last trading day prior to the Effective Date.

3.           Agreed Claim Amounts. For purposes of the payments referred to herein, the Creditors and Repros agree to the following amounts which result in the Pro Rata Share shown:

NAME	AMOUNT	32% PAYMENT

AAIPharm, Inc.	$2,982,036.50	$954,251.68
ACM Medical Laboratory, Inc	$468,162.63	$149,812.04
Advances in Health, Inc.	$371,827.48	$118,984.79
Compleware Corp.	$1,256,334.92	$402,027.17
Comprehensive Clinical Trials LLC	$129,289.75	$41,372.72
Impact Clinical Trials, INC	$191,113.00	$61,156.16
IntegReview, Ltd	$177,067.48	$56,661.59
inventive Clinical Solutions, LLC	$2,478,361.80	$793,075.78
Pharm-Olam International, Ltd	$618,334.42	$197,867.01
PharmaForm, LLC	$230,756.27	$73,842.01
Total	$8,903,284	$2,849,051

4.           Mutual Releases.  The Parties agree to the following mutual releases:

a.
Release of Repros.  Except for the obligations created by this Agreement, Creditors, for themselves, their agents, employees, legal representatives, heirs, attorneys, successors and assigns, officers directors and all persons, natural or corporate, in privity with all or any of them, do hereby fully and forever RELEASE, ACQUIT, DISCHARGE and DISMISS: any and all claims, demands, damages, actions, causes of action, costs, attorneys’ fees and liabilities, known or unknown, whether based in contract, tort, equity or otherwise arising out of allegations which have been or could have been asserted by them against Repros, its agents, employees, legal representatives, heirs, attorneys, successors and assigns, officers directors and all persons, natural or corporate, in privity with all or any of them.  In addition, the Litigation shall be dismissed with prejudice.  Provided, however, that this release shall not release Repros from liability under any new contracts entered into after the Effective Date or, if applicable to any particular Creditor, from any legitimate costs or expenses incurred by a Creditor following the Close Out Date, in connection with the Studies.

b.
Release of Creditors.  Except for the obligations created by this Agreement, Repros it agents, employees, legal representatives, heirs, attorneys, successors and assigns, officers directors and all persons, natural or corporate, in privity with all or any of them, do hereby fully and forever RELEASE, ACQUIT, DISCHARGE and DISMISS: any and all claims, demands, damages, actions, causes of action, costs, attorneys’ fees and liabilities, known or unknown, whether based in contract, tort, equity or otherwise against the Creditors, their agents, employees, legal representatives, heirs, attorneys, successors and assigns, officers directors and all persons, natural or corporate, in privity with all or any of them.

c.
Exclusion.  Except for the release granted by Repros to the Creditors set forth in paragraph 4b, this agreement shall not in any way be deemed to operate as a release of any entity engaged by Repros to conduct and manage any of the Studies on behalf of Repros from any claims held by the Creditors against such entity.

d.
Clinical Trial Indemnity Claims.  Notwithstanding anything hereinabove to the contrary, nothing herein is intended to alter or affect, in any way, any indemnification obligation, if any, of Repros or the Creditors in respect of liabilities relating to Third Party Claims (as defined below) under and pursuant to any existing clinical trial agreement previously entered into between them, to the extent any such obligation applies thereto.  Third Party Claims is hereby defined as including any claims from patients involved in the Studies, or from any regulatory body or governmental agencies relating to the Studies, and the like, but shall not include any third parties which were contracted for by the Creditors to participate in the Studies such as clinical trial sites or physicians.

5.           No Additional Consideration; Entire Agreement.  The Parties hereby agree that no additional consideration of any kind will be paid or given or has been promised for the execution of this Agreement, and that no further recovery on account of the matters stated herein, or in any way related thereto, may hereafter be had from any of them or their respective agents, employees, heirs, successors and assigns for any damages or wrongful conduct which has occurred.  Each Party acknowledges that they have carefully read this instrument and that this instrument expresses the final and entire agreement between the Parties, and that each Party has executed this Agreement freely and of its own accord.  The Parties hereto acknowledge and agree that there are no oral agreements between them and, specifically, there are no agreements of indemnity between them (except as otherwise referenced in Section 4(c) above).  The Parties acknowledge that the terms and conditions of this Agreement have been voluntarily agreed upon, that each has consulted counsel, that no one is under any disadvantage and that no representations have been made other than those set forth herein.

6.           Financial Information.  Prior to the execution of this Agreement, Repros provided the Creditors with certain financial information.   Creditors represent and warrant that they have become  Parties hereto solely in reliance upon their own independent investigation, examination, due diligence, evaluation, or have otherwise satisfied themselves thereto as they deem necessary and appropriate to make a complete and accurate analysis and decision so as to enter into this transaction, and that Creditors are not relying upon any representation, warranty or statement of Repros, other than as set forth herein, for entering into this Agreement.

7.           No Admission of Liability.  All Parties understand, acknowledge and agree that this Agreement constitutes a compromise of disputed claims, and is not to be construed as an admission of liability on the part of any Party(ies), collectively or individually, any and all such liability(ies) being expressly denied.

8.           Representation of Ownership of Claims.  All Parties represent and warrant (which representations and warranties are in part consideration of the execution of this Agreement), that they own all and each of the claims, rights, demands and causes of action which they are hereby settling or releasing, and that they have not assigned to any other person or entity all or any part of said claims, rights, demands or causes of action.

9.           Assignment.  The Creditors may not assign their rights under this Agreement absent the consent of Repros.

10.         Agreement to Execute Necessary Documents.  The Parties further agree, upon demand, to execute, acknowledge and deliver any and all documents, in addition to the documents set forth herein, and to do such other acts and things which are reasonably necessary to accomplish the purpose and terms of this Agreement.

11.         Governing Law.  This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware.

12.         Binding Effect.  This Agreement shall inure to the benefit of and be binding upon Repros and each of the other Parties hereto who execute this Agreement, together with their respective officers, directors, shareholders, employees, agents, attorneys, heirs, successors and assigns.

13.         Costs and Expenses.  The Parties expressly agree that each shall bear its own respective attorneys’ fees, costs and related expenses incurred to date.

14.         Contractual Terms.  The Parties agree and acknowledge that the terms of this Agreement are contractual and not merely recitals and that the agreements contained herein and the consideration transferred are to compromise disputed claims, to avoid litigation or other similar proceedings and to buy full and final peace.

15.         Modification.  No provision of this Agreement may be modified, waived or terminated except by instrument in writing (specifically referring to this Agreement) executed by the Party against whom the modification, waiver or termination is sought to be enforced.

16.         Voluntary Execution.  Each Party to this Agreement represents that this Agreement is entered voluntarily and without coercion, and that no signatory is relying upon any representation made by any other Party in electing to execute this Agreement.

17.         Multiple Originals.  It is understood and agreed that this Agreement may be executed in a number of identical counterparts, each of which shall be deemed an original for all purposes.

18.         Shared Drafting.  The Parties acknowledge that they have shared in the drafting of this Agreement and, therefore, that it shall not be construed in favor of one or the other.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement in multiple originals as of the dates of their respective acknowledgments.

REPROS THERAPEUTICS, INC.

By:	/s/ Joseph Podolski

Name:	Joseph Podolski

Title:	Chief Executive Officer

Dated:	10/28/2009

AAIPHARMA, INC.

By:	/s/ Lyle Lohmeyer

Name:	Lyle Lohmeyer

Title:	Chief Financial Officer

Dated:	October 29, 2009

ACM MEDICAL LABORATORY, INC.

By:	/s/ Arthur E. Glenz

Name:	Arthur E. Glenz

Title:	President/CEO

Dated:	10/29/08

ADVANCES, IN HEALTH, INC.

By:	/s/ Melissa Poindexter

Name:	Melissa Poindexter

Title:	President

Dated:	10/29/2009

COMPLEWARE CORPORATION.

By:	/s/ Kay Weiler

Name:	Kay Weiler

Title:	Vice President

Dated:	October 29, 2009

COMPREHENISVE CLINICAL TRIAL, LLC

By:	/s/ Ronald T. Ackerman, MD, FACOG

Name:	Ronald T. Ackerman, MD, FACOG

Title:	CEO/Medical Director

Dated:	10/29/09

IMPACT CLINICAL TRIALS

By:	/s/ Lydie Hazan, M.D.
Lydie Hazan, M.D.
Name:

Title:	CEO/President

Dated:	10/29/09

INTEGREVIEW, LTD

By:	/s/ Lynn Meyer

Name:	Lynn Meyer

Title:	President

Dated:	10/29/09

INVENTIVE CLINICAL SOLUTIONS, LLC

By:	/s/ Gerald Kappes

Name:	Gerald Kappes

Title:	CFO

Dated:	10/29/2009

PHARM-OLAM INTERNATIONAL, LTD

By:	/s/ James W. Clark, Jr.

Name:	James W. Clark, Jr.

Title:	CFO

Dated:	10/29/2009

PHARMAFORM, LLC

By:

Name:

Title:

Dated: